Exhibit 10.6

SUBSCRIPTION AGREEMENT

As of July 23, 2020

On the date hereof, Chardan Global Investments 3 LLC, a Delaware limited liability company (the “Subscriber”), hereby subscribes for and purchases from Chardan Global Acquisition 3 Corp., a Delaware corporation (the “Issuer”), one million (1,000,000) shares of the Issuer’s common stock, $0.0001 par value per share (the “Common Stock”), for an aggregate purchase price equal to $25,000. Upon issuance of such shares of Common Stock by the Issuer to the Subscriber hereunder, such shares of Common Stock shall be duly authorized, fully-paid and non-assessable shares of the Common Stock of the Issuer.

IN WITNESS WHEREOF, the Issuer and the Subscriber have duly executed this Subscription Agreement as of the date first written above.

SUBSCRIBER:

CHARDAN GLOBAL INVESTMENTS 3 LLC

By:	/s/ Jonas Grossman
Jonas Grossman
Sole Member